Exhibit (d)(1)
NETS TRUST
FORM OF INVESTMENT ADVISORY AND ANCILLARY SERVICES AGREEMENT
          AGREEMENT made this ___day of                     , 2008 between NETS TRUST, a Maryland business trust (the “Trust”), and NORTHERN TRUST INVESTMENTS, N.A., a national banking association (the “Adviser”).
WITNESSETH:
          WHEREAS, the Adviser is principally engaged in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940; and
          WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and
          WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in the form of creation units in separate series with each such series representing the interests in a separate portfolio of securities and other assets; and
          WHEREAS, the Trust presently intends to offer shares of beneficial interest in 23 funds listed on Appendix A hereto (such Funds (the “Current Funds”) together with all other funds subsequently established by the Trust and made subject to this Agreement being herein collectively referred to as the “Funds”); and
          WHEREAS, the Trust desires to retain the Adviser to render investment advisory and ancillary services to the Trust and each of its Current Funds as indicated below and the Adviser is willing to so render such services;
          NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.	Appointment of Adviser.
(a)	The Trust hereby appoints the Adviser to act as investment adviser to the Trust and each of its Current Funds for the periods and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b)	In the event that the Trust establishes one or more portfolios other than the Current Funds with respect to which it desires to retain the Adviser to act as investment adviser hereunder, it shall notify the Adviser in writing. If the Adviser is willing to render such services under this Agreement it shall notify the Trust in writing whereupon such portfolio shall become a Fund hereunder and shall be subject to the provisions of this Agreement to the same extent as the Current Funds except to the extent that said provisions (including those relating to the compensation payable by the Trust to the Adviser) are modified with respect to such Fund in writing by the Trust and the Adviser at the time.
          2. Delivery of Documents. The Trust has delivered (or will deliver as soon as is possible) to the Adviser copies of each of the following documents:
(a)	Agreement and Declaration of Trust dated as of October 29, 2007 (such Agreement and Declaration of Trust, as presently in effect, is herein called the “Trust Agreement”), copies of which are also on file with the Trust;

(b)	By-Laws of the Trust (such By-Laws, as presently in effect, are herein called the “By-Laws”);

(c)	Mutual Fund Services Agreement between the Trust and its Administrator and Fund Accountant;

(d)	Distribution Agreement between the Trust and its Distributor;

(e)	Global Custody Agreement between the Trust and its Custodian;

(f)	Agency Services Agreement between the Trust and its Transfer Agent and Index Receipt Agent;

(g)	Authorized Participant Agreement among the Trust, the Distributor and the Authorized Participants;

(h)	Prospectuses and Statement of Additional Information for each of the Current Funds (each such Prospectus and Statement of Additional Information, as presently in effect and as amended, supplemented and/or superseded from time to time, are herein called “Prospectus” and “Statement of Additional Information,” respectively);

(i)	The Trust’s Registration Statement on Form N-1A (No. 333-147077) under the Securities Act of 1933 (the “1933 Act”) and (No. 811-22140) under the 1940 Act filed as a single document with the Securities and Exchange Commission (the “Commission”) (such Registration Statement, as amended from time to time, is herein called the “Registration Statement”); and

(j)	The Trust exemptive application and exemptive order (“Exemptive Order”) issued by the Commission in connection with the offering of the Funds.
     The Trust agrees to promptly furnish the Adviser from time to time with copies of all amendments of or supplements to or otherwise current versions of any of the foregoing documents not heretofore furnished.
3.	Duties of Adviser.
(a)	Subject to the general supervision of the Trustees of the Trust, the Adviser shall manage the investment operations of each of the Funds and the composition of each Fund’s assets, including the purchase, retention and disposition thereof. In this regard, the Adviser:
(i)	shall provide supervision of the Funds’ assets, furnish a continuous investment program for such Funds, determine from time to time what investments or securities will be purchased, retained or sold by the Funds, and what portion of the assets will be invested or held uninvested as cash;

(ii)	shall render quarterly reports to the Trust’s officers and Board of Trustees concerning the Adviser’s discharge of its responsibilities under this Agreement;

(iii)	shall vote proxies, exercise consents, and exercise all other rights appertaining to securities and assets held by each Fund in accordance with the voting policies and procedures approved from time to time by the Trust;

(iv)	shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer or other person who deals in the securities in which the Fund in question is trading. With respect to common and preferred stocks, in executing portfolio transactions and selecting brokers or dealers, the Adviser shall use its best judgment to obtain the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to any Fund and/or other account over which the Adviser and/or an affiliate of the Adviser exercises investment discretion. With respect to securities other than common and preferred stocks, in placing orders with brokers, dealers or other persons the Adviser shall attempt to obtain the best net price and execution of its orders, provided that to the extent the execution and price available from more than one broker, dealer or other such person are believed to be comparable, the Adviser may, at its discretion but subject to applicable law, select the executing broker, dealer or such other person on the basis of the Adviser’s opinion of the reliability and quality of such broker, dealer or such other person; and

(v)	may, on occasions when it deems the purchase or sale of a security to be in the best interests of a Fund as well as other fiduciary or agency accounts managed by the Adviser, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best overall terms available execution with respect to common and preferred stocks and the best net price and execution with respect to other securities. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to such Fund and to such other accounts.
(b)	In addition, the Adviser shall provide the following ancillary services under this Agreement:
(i)	Prepare and file reports and proxy statements to the Trust’s shareholders, the periodic updating of the Trust’s Prospectus, Statement of Additional

Information and Registration Statement, and other reports and documents required to be filed by the Trust with the Securities and Exchange Commission and other governmental bodies;

(ii)	in connection with its management of the Funds, monitor anticipated purchases and redemptions of creation units by shareholders and new investors;

(iii)	provide information and assistance as requested by the Administrator and Fund Accountant of the Trust in connection with the registration of the Trust’s shares in accordance with state and foreign securities requirements;

(iv)	provide assistance as requested by the Trust or its Administrator and Fund Accountant concerning the regulatory requirements applicable to investors that invest in the Trust;

(v)	develop and monitor investor programs for shareholders of the Trust, and assist in the coordination of such programs with programs offered separately by the Adviser to its clients;

(vi)	provide assistance in connection with the operations of the Trust generally; and

(vii)	provide other similar services as reasonably requested from time to time by the Board of Trustees of the Trust.
(c)	The Adviser, in connection with its rights and duties with respect to the Trust:
(i)	shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; and

(ii)	shall act in conformity with the Trust Agreement, By-Laws, Registration Statement, Prospectus and Statement of Additional Information, Exemptive Order and instructions and directions of the Trustees of the Trust, and will use its best efforts to comply with and conform to the requirements of the

1940 Act and all other applicable federal and state laws, regulations and rulings.
(d)	The Adviser shall:
(i)	comply with all applicable Rules and Regulations of the Securities and Exchange Commission and will in addition conduct its activities under this Agreement in accordance with other applicable law; and

(ii)	maintain a policy and practice of conducting its investment advisory services hereunder independently of its commercial banking operations and those of any affiliated bank of the Adviser. When the Adviser makes investment recommendations for a Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Fund’s account are customers of its commercial banking department or the commercial banking department of any affiliated bank of the Adviser; and

(iii)	discharge the foregoing responsibilities subject to the control and supervision of the Board of Trustees of the Trust and in compliance with such policies the Trustees may from time to time establish, each Fund’s investment objectives and policies, as set forth in the then current Prospectus and Statement of Additional Information, and applicable laws and regulations.
(e)	The Adviser shall not, unless permitted by the Securities and Exchange Commission:
(i)	permit the Funds to execute transactions with the Adviser’s Bond Department; or

(ii)	permit the Funds to purchase certificates of deposit of the Adviser or its affiliate banks, commercial paper issued by the Adviser’s parent holding company or other securities issued or guaranteed by the Adviser, its parent holding company or their subsidiaries or affiliates.

(f)	The Adviser shall render to the Trustees of the Trust such periodic and special reports as the Trustees may reasonably request.

(g)	The Adviser shall initially determine and make any subsequent modifications to the portfolio composition file (“PCF”); the PCF shall specify the amount of the cash component, the identity and number of shares of the securities to be accepted pursuant to each Fund’s benchmark index in exchange for “Creation Units” for each Fund and the securities that will be applicable that day to redemption requests received for each Fund (and may give directions to the Trust’s custodian with respect to such designations).

(h)	The Adviser may delegate some or all of its duties and obligations under this Agreement to one or more investment sub- advisers, including but not limited to delegating the voting of proxies relating to a Fund’s portfolio securities in accordance with the proxy voting policies and procedures of such investment sub-adviser; provided, however, that any such delegation shall be pursuant to an agreement with terms agreed upon by the Trust and approved in a manner consistent with the 1940 Act and provided, further, that no such delegation shall relieve the Adviser from its duties and obligations of management and supervision of the management of each Fund’s assets pursuant to this Agreement and to applicable law.

(i)	The Adviser shall treat confidentially and as proprietary information of each Fund all records and other information relative to each Fund, and each Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the applicable Fund, which approval shall not be unreasonably withheld and may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by such Fund.

(j)	The services of the Adviser hereunder are not deemed exclusive and the Adviser shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby.
          4. Expenses. During the term of this Agreement, the Adviser shall pay all costs incurred by it in connection with the performance of its duties under paragraph 3 hereof. In addition, for no additional compensation, the Adviser shall pay all of the other operating expenses of the Funds, excluding its fees under this Agreement and extraordinary expenses.

“Extraordinary expenses” for purposes of the preceding sentence include: interest expenses, brokerage commissions and other trading expenses, fees and expenses of the independent trustees, taxes and other extraordinary costs such as litigation and other expenses not incurred in the ordinary course of business.
          5. Compensation. For the services provided and the expenses assumed by the Adviser pursuant to this Agreement, the Trust shall pay to the Adviser as full compensation therefor a fee at an annual rate for each Fund shown on Appendix A hereto. The fee will be computed based on net assets on each day and will be paid to the Adviser monthly.
          6. Books and Records. The Adviser agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act, such records as are required to be maintained by Rule 31a-1 of the Commission under the 1940 Act (other than clause (b) (4) and paragraphs (c), (d) and (e) thereof). The Adviser further agrees that all records which it maintains for the Trust are the property of the Trust and it shall surrender promptly to the Trust any of such records upon the Trust’s request.
          7. Indemnification.
(a)	The Trust hereby agrees to indemnify and hold harmless the Adviser, its directors, officers, and employees and each person, if any, who controls the Adviser (collectively, the “Indemnified Parties”) against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the Securities Exchange Act of 1934, the 1940 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:
(i)	any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in the Registration Statement, the Prospectus, the Statement of Additional Information, or any application or other document filed in connection with the qualification of the Trust or Shares of the Trust under the Blue Sky or securities laws of any jurisdiction (“Application”), except insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission either pertaining to a breach of the Adviser’s duties in connection with this Agreement or made in reliance upon and in conformity with information furnished by, through or on behalf of the Adviser for use in connection with the Registration Statement, any Application, the Prospectus or the Statement of Additional Information; or

(ii)	subject to clause (i) above, the Adviser acting in accordance with the terms hereof;
and the Trust will reimburse each Indemnified Party for any legal or other expense incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damages, liability or action.

(b)	If the indemnification provided for in paragraph 7(a) is due in accordance with the terms of such paragraph but is for any reason held by a court to be unavailable from the Trust, then the Trust shall contribute to the aggregate amount paid or payable by the Trust and the Indemnified Parties as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Trust and such Indemnified Parties in connection with the operation of the Trust, the relative fault of the Trust and such Indemnified Parties, and any other relevant equitable considerations. The Trust and the Adviser agree that it would not be just and equitable if contribution pursuant to this subparagraph (b) were determined by pro rata allocation or other method of allocation which does not take into account the equitable considerations referred to above in this subparagraph (b). The amount paid or payable as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subparagraph (b) shall be deemed to include any legal or other expense incurred by the Trust and the Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(c)	It is understood, however, that nothing in this paragraph 7 shall protect any Indemnified Party against, or entitle any Indemnified Party to indemnification against, or contribution with respect to, any liability to the Trust or its Shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of a reckless disregard to its obligations and duties, under this Agreement or otherwise, to an extent or in a manner inconsistent with Section 17 of the 1940 Act.
          8. Duration and Termination. Insofar as the holders of Shares representing the interests in the Current Funds are affected by this Agreement, it shall continue, unless sooner terminated as provided herein, until February 26, 2010, and, insofar as the holders of Shares representing the interests in each of the other Funds are affected by this Agreement, it (as supplemented by the terms specified in any notice and agreement pursuant to paragraph 1(b) hereof) shall continue (assuming approval by the initial holder(s) of Shares of such Fund) until January 31 of the year following the year in which the Fund becomes a Fund hereunder, and with respect to each Fund thereafter shall continue automatically for periods of one year so long as each such latter continuance is approved at least annually by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined by the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and by the Trustees of the Trust or by vote of a majority of the outstanding Shares (as defined with respect to voting securities in the 1940 Act) representing the interests in such Fund; provided, however, that this Agreement may be terminated by the Trust as to any Fund at any time, without the payment of any penalty, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding Shares (as so defined) representing the interests in the Fund affected thereby on 60 days’ written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the Trust. This Agreement shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).
          9. Trade Names and Trademarks. The Adviser agrees that the name “NETS” may be used in the name of the Trust and that such name, together with the name “Northern,” any related logos and any service marks containing the word “NETS” or “Northern” may be used in connection with the Trust’s business only for so long as this Agreement (including any continuance or amendment hereof) remains in effect and that such use shall be royalty free. At such time as this Agreement shall no longer be in effect, the Trust will cease such use. The Trust acknowledges that it has no rights to the names “NETS” and “Northern,” such logos or service marks other than those granted in this paragraph and that the Adviser reserves to itself the right to grant the nonexclusive right to use the names “NETS” and “Northern,” such logos or service marks to any other person.
          10. Status of Adviser as Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Trust from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.
          11. Amendment of Agreement. This Agreement may be amended by mutual consent, and the consent of the Trust must be approved by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and, to the extent required by the 1940 Act and interpretations thereof by the Commission and its staff, by vote of a majority of the outstanding Shares (as defined with respect to a voting securities by the 1940 Act) representing the interests in each Fund affected by such amendment.
          12. Shareholder Liability. This Agreement is executed by or on behalf of the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the Trustees, officers or Shareholders of the Trust individually but are binding only upon the Trust and its assets and property. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.
          13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and (except as to paragraph 12 hereof, which shall be construed in accordance with the laws of the State of Maryland) the laws of the State of Illinois and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to the last sentence of paragraph 8) and, to the extent provided in paragraph 7 hereof, each Indemnified Party. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.
          14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ATTEST:	NETS TRUST

By:

Title:

ATTEST:	NORTHERN TRUST INVESTMENTS, N.A.

By:

Title:

Appendix A

Annual Advisory Fee
Current Funds	(as a % of average daily net assets)
NETS™ S&P/ASX 200 Index Fund (Australia)	0.47%
NETS™ BEL 20® Index Fund (Belgium)	0.47%
NETS™ Hang Seng China Enterprises Index Fund	0.51%
NETS™ CAC40® Index Fund (France)	0.47%
NETS™ DAX® Index Fund (Germany)	0.47%
NETS™ Hang Seng Index Fund (Hong Kong)	0.47%
NETS™ ISEQ 20® Index Fund (Ireland)	0.47%
NETS™ TA-25 Index Fund (Israel)	0.70%
NETS™ S&P/MIB Index Fund (Italy)	0.47%
NETS™ TOPIX Index Fund (Japan)	0.47%
NETS™ FTSE Bursa Malaysia 100 Index Fund	0.57%
NETS™ AEX-index® Fund (The Netherlands)	0.47%
NETS™ PSI 20® Index Fund (Portugal)	0.47%
NETS™ RTS Index Fund (Russia)	0.75%
NETS™ FTSE Singapore Straits Times Index Fund	0.47%
NETS™ FTSE/JSE Top 40 Index Fund (South Africa)	0.65%
NETS™ TAIEX Index Fund	%
NETS™ FTSE SET 30 Index Fund (Thailand)	0.51%
NETS™ FTSE 100 Index Fund (United Kingdom)	0.47%
NETS™ Dow Jones Wilshire 4500 Index Fund	%
NETS™ Dow Jones Wilshire Global ex-US Index Fund	%
NETS™ Dow Jones Wilshire Global Total Market Index Fund	%
NETS™ Tokyo Stock Exchange REIT Index Fund	%